Exhibit 23.6

Stephens Inc.

Form of Consent of Stephens Inc.

We hereby consent to the use of our opinion letter dated November 11, 2002, to the Board of Directors of Plug Power Inc., included as Annex D to the Prospectus/Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Monmouth Acquisition Corp., a wholly owned subsidiary of Plug Power Inc., with and into H Power Corp., and to the references to such opinion in such Prospectus/Proxy Statement under the headings “Summary,” “Risk Factors,” “The Merger and Related Transactions,” “Opinion of Plug Power’s Financial Advisor,” and “The Special Meeting of Plug Power’s Stockholders.” In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued by the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

STEPHENS INC.

By:	/s/ W. KENT SORRELLS

Title:	Managing Director

November 27, 2002
Little Rock, Arkansas